Exhibit 99.2

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com
SDIX Company Contact:
Tim Lawruk
Food Safety Marketing Director
(302) 456-6789
tlawruk@sdix.com

Kevin Bratton
Chief Financial Officer
(302) 456-6789
kbratton@sdix.com

SDIX Sells Food Safety and GMO Businesses to Romer Labs for
$13.5 Million

Newark, DE (October 1, 2012) – SDIX™ (NASDAQ: SDIX), a leading provider of biotechnology-based products and services, today announced it has entered into an agreement to sell the assets of its Food Safety and GMO businesses to Romer Labs for $13.5 million. Following this transaction, the Company will concentrate on its Life Science business. Romer Labs is acquiring the intellectual property, current inventory and commercial contracts, as well as the equipment for the two businesses and will employ the current staff.

Francis DiNuzzo, SDIX’s President and CEO, commented, “The sale of our Food Safety and GMO businesses to Romer Labs, represents a continued commitment to focus on our core Life Science business, and our Advanced GAT technologies. We continue to make important progress as we work to develop our Advanced GAT technology which is targeted at the discovery of monoclonal antibodies to be used in high value applications such as biotherapeutics and biomarker discovery. The net cash from this sale will strengthen our balance sheet and provide additional investment flexibility for our Life Science businesses.

The acquisition is expected to be completed during the fourth quarter of 2012.

Mr. DiNuzzo went on to say “We are pleased to not only achieve great value for SDIX shareholders, but also to place our Food Safety and GMO assets in good hands with Romer Labs.  I would like to thank all our employees and customers as we wish Romer Labs continued success with the RapidChek product line and GMO business.”

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical and biotechnology markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives. In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.

About Romer Labs

Romer Labs, founded in Washington, MO, in 1982, is a leader in diagnostic solutions for food and feed safety. It develops, manufactures and markets test kits for food allergens, mycotoxins, veterinary drug residues and other food contaminants. The company also operates four accredited full-service laboratories on three continents. Romer Labs has facilities in Austria, Brazil, China, Malaysia, Singapore, UK and the USA. For more than 30 years, Romer Labs has been a trusted partner for the food and feed industry worldwide.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

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